Exhibit 99.1

news release

Enbridge Energy Partners Declares Cash Distribution and

Reports Improved 2004 Second Quarter Results

HOUSTON (July 23, 2004) /PRNewswire/ — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today reported increased net income for the three months ended June 30, 2004 of $35.9 million, or $0.56 per unit, compared with $23.3 million, or $0.39 per unit, for the second quarter of the prior year.  Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) were $86.8 million and $68.4 million for the respective quarters.  (EBITDA is reconciled to operating income below.)

For the first six months of 2004, net income was $69.0 million, or $1.06 per unit, compared with $55.9 million, or $1.01 per unit, for the first six months of 2003.  EBITDA was $170.1 million and $145.7 million for the respective six-month periods.

Enbridge Partners also declared a cash distribution of $0.925 per unit payable August 13, 2004 to unitholders of record on August 2, 2004.

Dan C. Tutcher, President of the Partnership’s management company and general partner, commented, “Enbridge Partners delivered solid results for the second quarter.  The significant improvement from the comparative quarter in 2003 was primarily attributable to contributions from recently acquired assets.  This has been a recurring theme for the Partnership over the past couple of years and, with the market for energy transportation asset acquisitions currently being quite active, we expect to continue to grow the Partnership through a conservative acquisitions strategy.  We also continue to have significant organic growth potential, some of which was realized in the second quarter as volumes increased for both our Liquids and Natural Gas businesses compared with last year.”

Enbridge Partners announced that the Board of Directors of its management company has approved two system expansion projects.  The first is to add 100 million cubic feet per day of processing capacity to the Anadarko System, which has experienced consist increases in throughput since being acquired by the Partnership in late 2002.  The $29-million project, which includes additional compression facilities and pipeline interconnects associated with the new processing plant, is expected to commence commercial operation in the fourth quarter this year.  The second project will see 3.7 million barrels of crude oil storage capacity added to the Mid-Continent System’s tank farm in Cushing, Oklahoma that will be leased to customers under mid- to long-term contracts.  The $46-million dollar project will add capacity in two stages by mid 2005 and early 2006.

The Partnership continues to progress on pre-construction activities for its East Texas System expansion, with construction scheduled to commence later this year.  The new $150-million natural gas transmission line will provide producers with an additional 500 million cubic feet per day of delivery capacity to the market and pipeline hub at Carthage, Texas by mid 2005.

Tutcher added, “Increased utilization of systems acquired since late 2001 pursuant to the Partnership’s diversification strategy is driving many of our current organic projects.  This reflects success in our approach of carefully selecting prospective acquisitions and then working closely with customers to expand the business.  We also have confidence in the long-term outlook for the Lakehead crude oil system, the Partnership’s original asset and still its largest contributor to earnings.  Recent forecasts for western Canadian crude oil production, completed by the Partnership and others, indicate that supply will continue to increase well into the next decade, which we anticipate will lead to increased utilization of the Lakehead System.”

COMPARATIVE SECOND QUARTER AND YEAR TO DATE EARNINGS

(unaudited, dollars in millions except per unit amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Segmented operating income:
•Liquids	$35.4	$27.4	$66.0	$59.3
•Natural Gas	22.6	14.5	43.7	32.2
•Marketing	0.7	1.8	2.9	7.2
•Corporate	(0.7)	(0.6)	(2.0)	(1.7)
Operating income	$58.0	$43.1	$110.6	$97.0
Interest expense	(22.0)	(21.6)	(43.6)	(42.9)
Interest and other income (expense)	(0.1)	1.8	2.0	1.8
Net income	$35.9	$23.3	$69.0	$55.9
Allocations to General Partner	(5.5)	(4.7)	(11.0)	(9.6)
Net income allocable to Limited Partners	$30.4	$18.6	$58.0	$46.3
Weighted average units (millions)	54.9	46.8	54.8	45.7
Net income per unit (dollars)	$0.56	$0.39	$1.06	$1.01

Liquids – Operating income from the Liquids segment was $35.4 million for the second quarter, an increase of $8.0 million over the same period in 2003.  The 2004 results reflect a $5.2 million contribution from the Mid-Continent assets acquired on March 1, 2004.  Operating income on the Lakehead system was higher primarily due to a 13% increase in deliveries over the same period last year.  Deliveries reflected the incremental production from western Canadian oil sands projects that were put into service during the latter half of 2003.  Offsetting this were higher power costs associated with the increased deliveries and slightly higher operating and administrative costs.  Deliveries on the three Liquids systems were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(thousand barrels per day)	2004	2003	2004	2003
Lakehead	1,458	1,294	1,432	1,310
Mid-Continent	200	—	210	—
North Dakota	85	73	79	76
Total	1,743	1,367	1,721	1,386

Natural Gas – The Natural Gas segment contributed $22.6 million to operating income in the second quarter of 2003, an increase of $8.1 over the same period in 2003.  The 2004 results reflect a $6.2 million contribution from the North Texas assets acquired on December 31, 2003.  Strong natural gas prices have resulted in improved natural gas drilling activity, particularly in the Anadarko Basin that straddles Texas and Oklahoma.  This has resulted in higher volumes on the Anadarko system.  In addition, stronger natural gas liquids prices have enhanced processing returns on both the East Texas and Anadarko systems.  Average daily volumes for the major systems were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(MMBtu/d)	2004	2003	2004	2003
East Texas	655,000	580,000	619,000	572,000
Anadarko	315,000	249,000	296,000	242,000
North Texas	188,000	—	190,000	—
South Texas	42,000	37,000	43,000	37,000
UTOS	218,000	234,000	212,000	241,000
Midla	97,000	123,000	107,000	122,000
AlaTenn	54,000	50,000	67,000	66,000
KPC	27,000	42,000	58,000	59,000
Bamagas	35,000	16,000	22,000	14,000
Other Major Intrastates	184,000	180,000	188,000	182,000
Major Systems Total	1,815,000	1,511,000	1,802,000	1,535,000

Marketing – The Marketing segment contributed $0.7 million to operating income in the second quarter of 2004, a decrease of $1.1 million over the same period in 2003.  Operating income included a non-cash charge of $1.3 million primarily related to hedges that the Partnership utilizes to lock in margins for corresponding natural gas purchase and sale transactions that are based on different price indexes.  The Partnership effectively mitigates its exposure to relative changes between different price indexes, however, the basis swap transactions placed to accomplish this do not qualify for hedge accounting under Statement of Financial Accounting Standard No. 133.  As such, they are accounted for on a mark to market basis (i.e. the cost to terminate the contracts) as of the current financial reporting date.

Partnership Financing – The increase in interest expense to $22.0 million for the second quarter this year, compared with $21.6 million in the second quarter last year, was due to additional debt incurred by the Partnership to finance recent acquisitions and system expansions, offset by lower interest rates.  Principally, these included the North Texas and Mid-Continent acquisitions, Phase III of the Terrace Expansion Program, and the Griffith Lateral project.  Similarly, weighted average units outstanding increased to 54.9 million units from 46.8 million units due to additional partners’ capital raised for the acquisitions and expansions.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.925 per share payable August 13, 2004 to shareholders of record on August 2, 2004.  The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the ten trading days prior to the ex-dividend date on July 29, 2004.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Monday, July 26.  Interested parties may watch the live webcast, or a replay that will be available shortly after the presentation, at the link provided below.  The audio portion of the presentation is also accessible by telephone at (719) 867-0660 and can be replayed until August 9, 2004 by calling (719) 457-0820 and entering code 790085.

Webcast: www.vcall.com/CEPage.asp?ID=88573.

Presentation slides and condensed unaudited financial statements will be available as supplemental materials on the Partnership’s website shortly ahead of its web presentation.

Presentation Slides: www.corporate-ir.net/ireye/ir_site.zhtml?ticker=EEP&script=1200

Financial Statements: www.corporate-ir.net/ireye/ir_site.zhtml?ticker=EEP&script=700

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) indirectly owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission.  Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership, and its sole asset is an approximate 18% interest in the Partnership.

Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, is the General Partner of Enbridge Partners and holds an approximate 12% effective interest in Enbridge Partners.  Enbridge Inc. (www.enbridge.com) common shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange under the symbol “ENB.”

Investor Relations Contact:	Media Contact:

Tracy Barker	Denise Hamsher
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2089
E-mail: investor@enbridgepartners.com	E-mail: media@enbridgepartners.com

EBITDA RECONCILIATION

EBITDA is a financial measure not recognized by generally accepted accounting principles, therefore, the following reconciliation to operating income is provided.

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions)	2004	2003	2004	2003
Operating income	$58.0	$43.1	$110.6	$97.0
Depreciation and amortization	28.9	23.5	57.5	46.9
Other income	-0.1	1.8	2.0	1.8
EBITDA	$86.8	$68.4	$170.1	$145.7

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts.  These statements frequently use the following words, variations thereon or comparable terminology:  “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.”  Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance.  Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict.  Specific factors that could cause actual results to differ from those in the forward-looking statements, include (1) changes in the demand for or the supply of, and price trends related to, crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) changes in or challenges to Enbridge Partners’ tariff rates; (3) Enbridge Partners’ ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into its existing operations; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) changes in laws or regulations to which Enbridge Partners is subject; (6) the effects of competition, in particular, by other pipeline systems; (7) hazards and operating risks that may not be covered fully by insurance; (8) the condition of the capital markets in the United States; (9) loss of key personnel and (10) the political and economic stability of the oil producing nations of the world.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.